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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               Amendment No.  4

                               RYLAND GROUP, INC.

                             CONVERTIBLE PREFERRED

                                CUSIP: 782999106

                               December 31, 1997



      Check the following box if a fee is being paid with this statement _



ITEM 5           OWNERSHIP OF 5% OR LESS OF A CLASS

                 Yes

ITEM 10          CERTIFICATION:

                 BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     DATE:   February 11, 1998

     FOR:    Wachovia Corporation


     BY:     /s/ Ricky B. Nicks
             -----------------------------------------
             Attorney-in-Fact
             Ricky B. Nicks, Executive Vice President
             Wachovia Operational Services Corporation
             (Authorized by Wachovia Corporation under a limited power of attorney filed with the Schedule 13G for Moore Products, Incorporated, CUSIP 615836103, filed by Wachovia Corporation on February 11, 1998.)





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